EXHIBIT 99

News Release:  Immediate           Contact:  Celeste Gunter (Financial)
                                             (804) 649-4307

                                             Dick Elder (Media)
                                             (804)649-4785

   JAMES RIVER INDICATES FOURTH QUARTER RESULTS TO FALL SHORT OF EXPECTATIONS

          RICHMOND, VIRGINIA, January 16, 1995 -- James River Corporation today announced that results for its fourth quarter which ended December 25, 1994, are expected to be below the consensus expectations of security analysts of a $.07 per share loss. The anticipated net loss for the fourth quarter is currently estimated to approximate $.21 per share, before the effect of non-recurring or special charges which may be accrued in the quarter. This compares with a loss of $.18 per share in the third quarter of 1994, and a loss of $.16 per share in last year's fourth quarter. Definitive fourth quarter results are scheduled to be released on January 25, 1995.
           Lower than expected results occurred in the company's domestic Consumer Products and Food and Consumer Packaging Businesses. Fourth quarter operating results for the domestic Consumer Products Business will be lower than those posted in the second and third quarters and below the normal seasonal decline. Results for the Food and Consumer Packaging Business will improve only slightly from third quarter levels. In both businesses, selling price recovery continued to lag cost increases for raw materials, including plastic resins, waste paper, and chemicals. Based on announced price increases to take effect in the first quarter, the company believes that first quarter results for these businesses will improve.
           Results for the company's European Consumer Products Business show gradual improvement from marginal third quarter operating profits, as better pricing is beginning to be realized in European markets. For the first time since the third quarter of 1991, the Communications Papers Business will report profitable operations, reflecting rapidly improving market conditions and pricing.
           The company also expects to accrue certain special, non-recurring charges during the quarter. These charges will include severance and other costs associated with announced reductions-in-force occurring in all business segments, asset impairment write-downs, and accruals for litigation costs and environmental liabilities, offset in part by the reversal of remaining reserves associated with the 1992 restructuring program.
      James River Corporation, headquartered in Richmond, Virginia, is a manufacturer and marketer of consumer products, food and consumer packaging, and communications papers. These product lines include brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper, Word Pro(r) copy papers, and Quilt-Rap(tm) sandwich wrap. In addition, the company produces a number of popular European brands for the towel and tissue market. James River has a current annual sales rate of approximately $6.3 billion.